SECOND AMENDMENT TO OFFICE LEASE
This SECOND AMENDMENT TO OFFICE LEASE ("Second Amendment") is made and entered into on the 12th    day of    April    , 2023 (the "Effective Date"), by and between 177 COLORADO OWNER LLC, a Delaware limited liability company ("Landlord"), and ARROWHEAD PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

R E C I T A L S :
A.Landlord and Tenant entered into that certain Office Lease dated as of April 17, 2019 (the “Office Lease”), as amended by that certain Notice of Lease Term Dates dated as of October 22, 2019 (the "2019 Commencement Memo"), that certain First Amendment to Office Lease dated as of October 23, 2020 (the "First Amendment"), that certain Notice of Lease Term Dates dated as of June 17, 2021 (the "2021 Commencement Memo"), and that certain letter agreement dated as of March 9, 2023 (the "Letter Agreement", and together with the Office Lease, the 2019 Commencement Memo, the First Amendment, and the 2021 Commencement Memo, the "Lease"), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord approximately 48,868 RSF of space located on the sixth (6th) and seventh (7th) floors, commonly known as Suites 600 and 700 (collectively, the "Premises"), in that certain building located at 177 E. Colorado Boulevard, Pasadena, California (the "Building").
B.Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Second Amendment.

AGREEMENT :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. As of the Effective Date, all of the references to the "Lease" in the Lease and this Second Amendment shall mean the Lease as modified by this Second Amendment; and all capitalized terms used herein shall have the same respective meanings as are given such terms in the Lease, unless expressly provided otherwise in this Second Amendment.
2.Signage. The parties acknowledge and agree that Tenant currently has rights to two (2) Building top signs at the Building, which rights relate to the following signs: (i) one (1) sign at the top of the eastern facing façade of the Building, which is governed by Section 23.5 of the Office Lease, and (ii) one (1) sign at the top of the western facing façade of the Building, which is governed by Section 23.5 of the Office Lease, as amended by Section 9 of the First Amendment. In addition to the foregoing Building top sign rights, and subject to the terms of this Section 2, commencing on the Effective Date and continuing through and including the Lease Expiration Date (as the same may be extended), Tenant shall be entitled to install, at Tenant's sole cost, one
(1) illuminated sign (the "South Facing Building Top Signage") at the top of the southern facing façade of the Building (the “South Facing Façade”), in the approximate location for the south facing Building top signage as depicted in Exhibit D attached to the First Amendment. Tenant’s rights to the South Facing Building Top Signage shall be governed solely by this Section 2. Landlord hereby agrees that the South Facing Building Top Signage shall be the only sign that Landlord will permit to be constructed on the South Facing Façade during the period that Tenant’s right to South Facing Building Top Signage is in effect.
The South Facing Building Top Signage shall set forth Tenant's name and logo; provided, however, in no event shall such signage include an "Objectionable Name," as that term is defined in Section 23.4.2, of the Office Lease. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of the South Facing Building Top Signage shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld. The parties hereby agree that the following name, or any reasonable derivation thereof, shall be deemed not to constitute an Objectionable Name: "Arrowhead Pharmaceuticals."
In addition to the foregoing, the South Facing Building Top Signage shall be subject to Tenant's receipt of all required governmental permits and approvals and shall be subject to all Applicable Laws; provided, however, that Landlord shall reasonably cooperate with Tenant, at no out-of-pocket costs to Landlord, in executing permit applications and performing other ministerial acts supporting Tenant's pursuit of any permits or other approvals required by Applicable Laws. Tenant hereby acknowledges that, notwithstanding Landlord's approval of the South Facing Building Top Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for the South Facing Building Top Signage. In the event Tenant does not receive the necessary governmental approvals and permits for the South Facing Building Top Signage, Tenant's and Landlord's rights and obligations under the remaining terms and conditions of the Lease shall be unaffected.
Commencing as of the date of Tenant’s installation of the South Facing Building Top Signage (the "South Facing Sign Commencement Date") and continuing thereafter throughout the remainder of the Lease Term, Tenant shall be obligated to pay Landlord a monthly fee of Seven Thousand Five Hundred and No/100 Dollars ($7,500.00) (the “Signage Fee for South Facing Sign”) as Additional Rent for the right to the South Facing Building Top Signage during the remainder of the Lease Term. The monthly Signage Fee for South Facing Sign for the first full or partial calendar month during which the South Facing Sign Commencement Date occurs shall be payable by Tenant on or prior to the South Facing Sign Commencement Date. The Signage Fee for South Facing Sign shall thereafter be payable on or before the first (1st) day of each calendar month throughout the period of the Lease Term following the South Facing Sign Commencement Date during which Tenant continues to have the right to maintain such signage. If Tenant fails to timely pay the Signage Fee for South Facing Sign and such failure continues beyond any applicable notice and cure period under the Lease then Landlord shall have the right, at Landlord's election, to terminate Tenant's right to maintain the South Facing Building Top Signage. Notwithstanding anything to the contrary contained in the Lease, Tenant's rights to the South Facing Building Top Signage shall terminate and be of no further force or effect if Tenant fails to install the South Facing Building Top Signage by the earlier to occur of (i) the date which is six (6) months following the Effective Date (subject to any documented delays caused by applicable governmental authorities in approving or granting permits for the South Facing Building Top Signage, provided that Tenant diligently and promptly applies for and pursues receipt of such governmental approvals and permits following the Effective Date), or (ii) by the date reasonably determined by Landlord which ensures that the existing governmental permit for south facing

Building top signage will not be jeopardized or subject to termination or expiration (subject to any documented delays caused by applicable governmental authorities in approving or granting permits for the South Facing Building Top Signage, provided that Tenant diligently and promptly applies for and pursues receipt of such governmental approvals and permits following the Effective Date).
Concurrently with Tenant’s installation of the South Facing Building Top Signage, Tenant, at Tenant’s sole cost, shall remove the existing WeWork sign at the top of the South Facing Façade, and repair any resulting damage to the Building. The rights contained in this Section 2 may only be exercised by the Original Tenant (and not any assignee or any sublessee or other Transferee of the Original Tenant's interest in the Lease, except pursuant to Section 14.8 of the Office Lease) Notwithstanding anything to the contrary contained in the Lease, in the event the Original Tenant does not lease and occupy one hundred percent (100%) of the entire existing Premises, then Tenant's rights to the South Facing Building Top Signage shall automatically terminate and be of no further force or effect. In the event that the Original Tenant fails to lease and occupy the entire sixth (6th) floor of the Building, but the Original Tenant continues to lease and occupy the entire seventh (7th) floor of the Building, then Tenant's Building top signage shall thereafter consist of only the Building top signage set forth in Section 23.5 of the Office Lease and Tenant’s rights to the South Facing Building Top Signage shall automatically terminate and be of no further force or effect.
The costs of the actual sign comprising the South Facing Building Top Signage and the installation, design, construction, and any and all other costs associated therewith, including, without limitation, utility charges and hook-up fees (if any), permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Should the South Facing Building Top Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth above) shall cause such repairs and/or maintenance to be performed within fifteen (15) business days after receipt of such notice from Landlord, at Tenant's sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than fifteen (15) business days to perform, Tenant shall commence such repairs and/or maintenance within such fifteen (15) business day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the reasonable cost of such work, which amount shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor.
Upon the expiration or earlier termination of the Lease, or upon the termination of Tenant’s rights under this Section 2, Tenant shall, at Tenant's sole cost and expense, cause the South Facing Building Top Signage to be removed and shall cause the areas in which such signage was located to be restored to the condition existing immediately prior to the installation thereof (excepting normal wear and tear, and casualty). If Tenant fails to timely remove the South Facing Building Top Signage or to restore the areas in which such signage was located, as provided in the immediately preceding sentence, then Landlord on fifteen (15) business days’ notice to Tenant may perform such work, and all costs reasonably incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice

therefor.    The terms and conditions of this paragraph shall survive the expiration or earlier termination of the Lease.
3.No Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent occurring by, through, or under the indemnifying party. The terms of this Section 3 shall survive the expiration or earlier termination of the Lease Term.
4.Counterparts. This Second Amendment may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single Second Amendment.
5.Signatures. The parties hereto consent and agree that this Second Amendment may be signed and/or transmitted by e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Second Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Second Amendment electronically, and (2) the electronic signatures appearing on this Second Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.
6.No Further Modification. Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease, and the terms and conditions of this Second Amendment, the terms and conditions of this Second Amendment shall prevail.
[signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to be executed the day and date first above written.

"LANDLORD":

    177 COLORADO OWNER LLC
    a Delaware limited liability company

    By: /s/ Joseph Goldman
    Name: Joseph A. Goldman
    Its: Vice President

"TENANT":

    ARROWHEAD PHARMACEUTICALS, INC.
    a Delaware corporation

    By: /s/ Ken Myszkowski
    Name: Ken Myszkowski
    Its: CFO

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